Exhibit 10.1

Acceleration and Clawback Acknowledgement

As you are aware, on November 4, 2022, Velodyne Lidar, Inc., a Delaware corporation (“Velodyne” or the “Company”), Ouster, Inc., a Delaware corporation (“Ouster”), Oban Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Ouster (“Merger Sub I”), and Oban Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Ouster (“Merger Sub II”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub I will be merged with and into Velodyne (the “First Merger”), with Velodyne surviving the First Merger as a direct, wholly owned subsidiary of Ouster (the “Surviving Corporation”), and as soon as practicable following the First Merger, the Surviving Corporation will be merged with and into Merger Sub II with Merger Sub II surviving as a direct, wholly owned subsidiary of Ouster (the “Second Merger” and together with the First Merger, the “Mergers”).

In connection with the Merger, certain employees of the Company, including yourself, may be entitled to receive payments that may be considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), which may result in the imposition of an excise tax on such employees. On December 11, 2022, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved certain actions to mitigate the potential adverse impact of Section 280G on certain impacted employees, including you, including accelerating the payment of certain compensation to December 2022 that would otherwise have been paid to you in the subsequent year.

As described in Section 4 below, the acceleration of your payments is conditioned upon your timely execution of this Acceleration and Clawback Acknowledgement (the “Acknowledgement”).

1.	Accelerated Payment of Certain Compensation

If you sign this Acknowledgement of your obligations to repay certain of the following payments and to be subject to true-up conditions with respect to such payments, as described in Sections 2 and 3 below, then the Company will provide for the following payment[s] to you in December 2022 (rather than at the times such payments would otherwise have vested and been paid) to the extent applicable to you and to the extent set forth on Schedule A hereto:

(i)

Payment of your fiscal year 2022 annual bonus (“Annual Bonus”) that otherwise would be payable in 2023 (the “FY22 Annual Bonus”) with performance deemed to be 100% of target (the “Accelerated Bonus”); and

(ii)

Accelerated vesting and settlement of certain Company performance restricted stock awards (“PSAs”) that would otherwise have vested and been settled in 2023, assuming vesting at 100% performance level (the “Accelerated PSAs”).

The Accelerated Bonus and Accelerated PSAs (collectively, as applicable, the “Accelerated Amounts”) will offset the corresponding payments or amounts that you would have otherwise become entitled to receive upon the consummation of the Merger or otherwise in 2023 so there will in no event be any duplication of payments.

2.	Clawback of Accelerated Payment

(a) In the event that you voluntarily terminate your employment with the Company other than for “good reason” or your employment is terminated for “cause” (as such terms are defined in your Severance and Change in Control Agreement) prior to the Closing Date (as defined in the Merger Agreement) or prior to the date on which the applicable payment would have been made but for the payment of the Accelerated Amounts, as applicable, and such termination otherwise would result in forfeiture of any portion of the Accelerated Bonus and Accelerated PSAs that constitute the Accelerated Amounts, as applicable, then you shall, and you hereby agree to, repay to the Company the applicable number of shares underlying the Accelerated PSAs that were settled in shares in connection with the Accelerated Amounts and the applicable cash amounts underlying the Accelerated Bonus; provided that, such net amounts to be repaid will be based on your 2022 marginal combined tax rate.

(b) If you are required to make any repayment pursuant to Section 2(a) above or Section 3(a) below and you fail to repay such amount(s) in a timely manner, you will be required to reimburse the Company for any reasonable fees (including reasonable attorney’s fees) or costs it incurs in connection with seeking repayment.

3.	True Ups for Accelerated Payments

(a) If the FY22 Annual Bonus performance multiplier determined to be applicable to FY22 Annual Bonus participants generally (the “Actual Performance Multiplier”) exceeds 100% of target performance, to the extent you received an Accelerated Bonus, the Company shall pay you at the time the FY22 Annual bonus is generally paid to FY22 participants an amount equal to the difference between the Actual Performance Multiplier and 100% with respect to your fiscal year 2022 Annual Bonus (the “FY22 Annual Bonus Differential”), less applicable taxes and withholdings. However, if the Actual Performance Multiplier is less than 100%, to the extent you received an Accelerated Bonus, you shall repay the Company at the time the FY22 Annual Bonus is generally paid to FY22 participants the FY22 Annual Bonus Differential on a net after-tax basis and based on your 2022 marginal combined tax rate.

(b) If the actual performance determined to apply to the Company PSAs generally (the “Actual PSA Performance Multiplier”) exceeds the performance level applicable to the Accelerated PSAs as set forth in Schedule A, to the extent you received Accelerated PSAs, the Company shall settle any incremental earned PSAs at the original settlement date, with the number of PSAs equal to difference between the Actual PSA Performance Multiplier and the level as set forth on Schedule A with respect to your PSAs (the “PSA Differential”), less applicable taxes and withholdings. However, if the Actual PSA Performance Multiplier is less than the performance level set forth on Schedule A, to the extent you received Accelerated PSAs, you shall repay to the Company at the time of the original settlement date applicable to PSA holders generally, the PSA Differential by either repaying to the Company a number of shares underlying the applicable PSA Differential.

4.	Acknowledgement

(a) You hereby acknowledge and agree that the Company’s payment to you of the amounts described in Section 1 above and specifically set forth in Schedule A hereto shall be subject in all respects to the terms, conditions and requirements described in Sections 2 and 3 above.

(b) Any controversy arising out of or relating to this Acknowledgement or the breach of this Acknowledgement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Acknowledgement, shall be determined by a single arbitrator in California, in accordance with the rules of JAMS; provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the State of California or the Federal courts of the United States of America located in the Northern District of California in connection therewith. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may award the party the arbitrator determines has prevailed in the arbitration any legal fees and other fees and expenses that may be incurred in respect of enforcing its respective rights.

(c) All disputes arising under or related to this Acknowledgement shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of California as applied to agreements executed in and to be fully performed within that State.

(d) If any court subsequently determines that any part of this Acknowledgement is invalid or unenforceable, the remainder of the Acknowledgement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Acknowledgment shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

This Acknowledgement does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to the individual’s situation. Each individual must evaluate their unique situation and make their own decisions related to the payments described above and in Schedule A and the terms and conditions thereof. This Acknowledgement does not guarantee that no excise tax will be imposed on you. You should seek advice based on your particular circumstances from an independent tax advisor.

[Signature page follows]

Agreed and acknowledged this ____ day of ________, 2022.

SCHEDULE A

Accelerated Payments for ___________

2022 Annual Bonus Payment to be Paid in December 2022 ($)	Number of PSAs to vest and settle in December 2022 (at 100% performance) (#)

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